SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

May 22, 2008

Date of Report (Date of earliest event reported)

NORTHWEST NATURAL GAS COMPANY

(Exact name of registrant as specified in its charter)

Commission File No. 1-15973

Oregon	93-0256722
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 N.W. Second Avenue, Portland, Oregon 97209

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code: (503) 226-4211

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Retirement of Richard G. Reiten from the Northwest Natural Gas Company Board of Directors

As previously reported on March 24, 2008, Richard G. Reiten, Chairman of the Board of Northwest Natural Gas Company (“NW Natural”), notified NW Natural that he intended to retire at the end of his current term, which expired at the end of the 2008 Annual Shareholders Meeting held on May 22, 2008. The Board does not expect to fill the Board vacancy created by Mr. Reiten’s retirement at this time.

The Organization and Executive Compensation Committee has adopted a Board compensation standard practice such that upon the death, total disability or retirement of a director, (i) any unvested shares under the Non-Employee Director Stock Compensation Plan (the “NEDSCP”) will become fully vested (as applicable through the end of 2008), and (ii) such director’s quarterly cash retainer will be paid for the full quarter in which the termination event occurs. In accordance with the standard practice, 379.169 shares of NW Natural Common Stock awarded to Mr. Reiten under the NEDSCP which otherwise would remain unvested as of May 22, 2008, were vested by the Board, and all cash retainers payable to Mr. Reiten for his service as a director and Chairman of the Board were paid in full through June 30, 2008.

Appointment of Russell F. Tromley as Chairman of the NW Natural Board of Directors

The Board of Directors elected Russell F. Tromley as Chairman of the Board at the Board meeting held May 22, 2008. Mr. Tromley has been a director of NW Natural since 1994 and has served as Chair of NW Natural’s Organization and Executive Compensation Committee and as a member of the Audit and Governance Committees. At the May 22, 2008 Board meeting, Mr. Tromley was appointed to serve as Chair of the Governance Committee. He will continue to serve as a member of the Audit and Organization and Executive Compensation Committees. C. Scott Gibson will succeed to Mr. Tromley’s position as Chair of the Organization and Executive Compensation Committee.

Mr. Tromley became the Chairman and Chief Executive Officer of Tromley Industrial Holdings, Inc. in 2005 after having served as President and Chief Executive Officer since the company’s formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He was a founding director of The Bank of the Northwest and served on the advisory board of Pacific Northwest Bank of Oregon and as a director emeritus of the Evans Scholars Foundation and Western Golf Association. Mr. Tromley attended the University of Washington and Harvard Business School.

Mr. Tromley will receive the director fees and other compensation NW Natural has established for directors and the Chairman of the Board, which was most recently described in NW Natural’s 2008 definitive proxy statement.

Announcement of Mark S. Dodson’s Intent to Retire from his Position as Chief Executive Officer of NW Natural

Mark S. Dodson, NW Natural’s Chief Executive Officer (“CEO”) and member of NW Natural’s Board of Directors, announced at the May 22, 2008 Board meeting his intent to retire from his position as CEO effective December 31, 2008. Mr. Dodson will continue to serve as a director of NW Natural.

Mr. Dodson became President and CEO of NW Natural on January 1, 2003. Prior to that, Mr. Dodson served as President, Chief Operating Officer and General Counsel since 2001, and Senior Vice President of Public Affairs and General Counsel since 1997.

Announcement of the Intended Appointment of Mr. Dodson’s Successor for the Position of Chief Executive Officer

At the May 22, 2008 Board meeting, the Board designated Mr. Gregg S. Kantor, NW Natural’s President and Chief Operating Officer, as successor to the office of CEO, upon Mr. Dodson’s retirement. The Board expects to formally appoint Mr. Kantor as NW Natural’s CEO and to specify his compensation and benefits in late 2008.

Mr. Kantor, who is 51 years old, joined NW Natural in 1996 as Director of Public Affairs and Communications. In 1998, he was promoted to the position of Vice President of Public Affairs and Communications. He served as Senior Vice President of Public and Regulatory Affairs from 2003 to 2006 and as Executive Vice President from December 2006 to April 2007. In May 2007, Mr. Kantor became President and Chief Operating Officer of NW Natural.

A press release announcing Mr. Reiten’s retirement from the Board, Mr. Tromley’s appointment as Chairman of the Board, Mr. Dodson’s intended retirement and the Board’s intent to appoint Mr. Kantor as successor to the office of CEO upon Mr. Dodson’s retirement was issued on May 22, 2008 and is filed as Exhibit 99.1 hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHWEST NATURAL GAS COMPANY (Registrant)

Dated: May 22, 2008	/s/ David H. Anderson
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibits	Description
99.1	Press Release of Northwest Natural Gas Company issued May 22, 2008.

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